Immediate Release
                                                                                                Contact   Mary Brevard:  (248) 754-0881
                                                                                                                                                    Ken Lamb:  (248) 754-0884

BORGWARNER REDUCING NORTH AMERICAN WORKFORCE,
ADJUSTS 2006 GUIDANCE; GROWTH IN REST OF THE WORLD ON TRACK

Auburn Hills, Michigan, September 22, 2006 - In response to declining North American auto industry production, BorgWarner Inc. (NYSE: BWA) today announced that it is in the process of reducing its North American workforce by approximately 850 people, or 13%, spread across its 19 operations in the U.S., Canada and Mexico. The reductions are driven by recent customer volume decreases and restructurings, and are expected to be substantially completed by the end of October.

“We continue to adjust our North American operations to the realities of the region’s drastic volume declines and customer restructurings, despite the fact that our growth in other parts of the world remains strong,” said Tim Manganello, chairman and CEO. “All of our North American operations are affected by the significant recent actions at Ford, DaimlerChrysler, General Motors and other customers. This is more than a ‘one customer, one product’ issue. We are resizing our North American operations in response to current market conditions, and will continue to proactively manage our North American business as we build infrastructure in those regions of the world where we are growing.”

The company also revised its full-year 2006 earnings guidance down to $3.95 to $4.10 per share due to the significant recent customer volume declines and a greater-than-expected impact from higher commodity prices. The range excludes a one-time cost of approximately $0.15 per share related to the restructuring. Previous guidance was $4.35-$4.60 per share for the full year.

Manganello noted that despite weak industry conditions in North America, the company still expects to grow company-wide 2006 sales at the low end of its original guidance of 5% to 7% and be back on track for 7% to 9% growth in 2007.

“The North American auto industry is undergoing fundamental change,” he said. “The steps we are taking are difficult but necessary to assure our long-term growth. Demand for our technologies that improve fuel economy, emissions reductions, performance and vehicle stability in Europe and Asia, continue to drive our above-industry-average growth.”

The full-year 2006 impact on the company from commodity price increases is estimated at $40 million, up from the previous estimate of $25 million, primarily due to recent increases in the cost of nickel used in turbochargers. Nickel prices have almost doubled from $6.50 per pound in the first quarter of 2006 to an expected $12.00 a pound projected for the second half of the year. BorgWarner uses about 6.5 million pounds of nickel a year in its turbochargers.

The company’s balance sheet remains strong and net cash provided by operating activities is expected to be $425 million for the year.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The FORTUNE 500 company operates manufacturing and technical facilities in 62 locations in 17 countries. Customers include Ford, VW/Audi, DaimlerChrysler, General Motors, Toyota, Renault/Nissan, Hyundai/Kia, Honda, BMW, Caterpillar, Navistar International, and Peugeot. The Internet address for BorgWarner is: http://www.borgwarner.com.

At 9:00 a.m. ET today, a brief conference call concerning the restructuring will be webcast at: http://www.borgwarner.com/invest/webcasts.shtml.

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Risk Factors identified in the Form 10-K for the fiscal year ended December 31, 2005.  The Company does not undertake any obligation to update any forward-looking statement.